Exhibit 99.1

CONTACTS:

Metro One Telecommunications, Inc.

Duane Fromhart, Chief Financial Officer
(503) 643-9500

Financial Dynamics
Jim Byers (Investors & financial media)
(415) 439-4504

FOR IMMEDIATE RELEASE

METRO ONE REPORTS 2005 SECOND QUARTER FINANCIAL RESULTS

PORTLAND, Oregon – July 29, 2005 – Metro One Telecommunications, Inc. (Nasdaq: INFO), the leading provider of Enhanced Directory Assistance® and other enhanced telecom services, today reported financial results for the second quarter ended June 30, 2005.

Revenue for the second quarter of 2005 was $20.1 million, compared to $18.4 million in the first quarter, based on increased call volume.  Revenue was $43.5 million in the preceding year’s second quarter, with the decrease in 2005 versus 2004 resulting from reductions in call volume reflecting the end of a contract with AT&T Wireless and a lower average price per call.  Net loss for the second quarter was $9.2 million, or a loss of $0.37 per share, compared to a loss of $13.3 million or $0.53 per share in the first quarter of 2005 and to a net loss of $5.5 million, or a loss of $0.22 per share, in the preceding year’s second quarter.  The second quarter 2005 net loss includes a one-time charge of $1.3 million, or approximately $0.05 per share, for restructuring charges associated with the Company’s cost reduction plans.

Revenue for the six months ended June 30, 2005 was $38.5 million, compared to revenue of $87.1 million in the first six months of 2004, again, reflecting the end of a contract with AT&T Wireless.  Net loss for the first half of 2005 was $22.6 million, or a loss of $0.90 per share, compared to a net loss of $13.3 million, or a loss of $0.54 per share, in the first half of 2004.

“During the second quarter we began to realize the benefits of the most recently announced components of our overall cost cutting plan,” said Timothy A. Timmins, Metro One’s president and chief executive officer.  “As we continue the transformation of the

Company’s business, we anticipate continued improvements in the next two quarters and beyond as our plans are fully implemented and reach the levels previously announced.”

Metro One will host a webcast conference call on Friday, July 29, 2005 at 10:00 a.m. Pacific Time to review second quarter 2005 results.  To access the webcast, go to Metro One’s website at www.metro1.com.  An archived webcast replay of the call will also be available at that website.

About Metro One Telecommunications

Metro One Telecommunications, Inc. is the leading developer and provider of Enhanced Directory Assistance and other enhanced telecom services.  The Company operates a network of call centers located strategically throughout the U.S.  Metro One handled approximately 306 million requests for information in 2004.  Infone is Metro One’s premium personal assistant telephone service, for which consumers can sign up by visiting www.infone.com or by calling 888-411-1111.  Infone® is a registered trademark of Metro One Telecommunications, Inc.  For more information, please visit www.metro1.com or www.infone.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings.  The forward-looking statements should be considered in light of these risks and uncertainties.

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(Tables follow)

METRO ONE TELECOMMUNICATIONS, INC

Statements of Operations

(Dollors in thousands, except per share date)

	Three Months Ended		Six Months Ended
	6/30/2005	6/30/2004	6/30/2005	6/30/2004

Revenues	$20,149	$43,539	$38,528	$87,068

Costs and expenses:
Direct operating	14,743	24,174	31,963	49,717
Selling, general and administrative	13,701	25,030	28,530	50,985
Restructuring charges	1,275	—	1,275	—
	29,719	49,204	61,768	100,702

Loss from operations	(9,570)	(5,665)	(23,240)	(13,634)

Other income	273	292	568	411

Loss before income taxes	(9,297)	(5,373)	(22,672)	(13,223)
Income tax benefit	(50)	124	(81)	124

Net loss	$(9,247)	$(5,497)	$(22,591)	$(13,347)

Loss per common share:
Basic	$(0.37)	$(0.22)	$(0.90)	$(0.54)
Diluted	$(0.37)	$(0.22)	$(0.90)	$(0.54)

Shares used in per share calculation:
Basic	25,061	24,845	25,023	24,810
Diluted	25,061	24,845	25,023	24,810

METRO ONE TELECOMMUNICATIONS, INC

Balance Sheets

(Dollars in thousands)

	6/30/2005	12/31/2004

Cash and cash equivalents	$31,227	$24,093
Short-term investments, available for sale	—	25,375
Restricted cash	6,860	4,900
Accounts receivable	13,540	17,524
Prepaid costs and other current assets	2,844	4,850

Total current assets	54,471	76,742

Furniture, fixtures and equipment, net	11,215	12,701
Intangible assets	6,566	5,916
Other assets	471	471

Total assets	$72,723	$95,830

Accounts payable	$1,272	$1,107
Accrued liabilities	2,699	2,003
Accrued payroll and related costs	10,732	12,125

Total current liabilities	14,703	15,235

Other long-term liabilities	1,071	1,158

Total liabilities	15,774	16,393

Common Stock	120,051	119,948
Retained earnings	(63,102)	(40,511)

Total shareholders’ equity	56,949	79,437

Total liabilities and shareholders’ equity	$72,723	$95,830